Exhibit 99.1

Escalade Announces Quarterly Dividend Of $0.11 Per Share

EVANSVILLE, Ind., Nov. 6, 2015 /PRNewswire/ -- Escalade, Inc. (NASDAQ: ESCA) The Board of Directors of Escalade, Inc. announced today a quarterly dividend of $0.11 per share would be paid to all shareholders of record on December 14, 2015 and disbursed on December 21, 2015.

"We are pleased to continue our quarterly dividend payment," stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. "We are confident in our strategy to grow, both organically and through acquisitions, while maintaining a strong balance sheet and dividend for our shareholders. The company remains focused on developing innovative new products for the sports and outdoor recreation equipment markets, which will drive future sales and earnings growth."

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures of non-core assets and businesses, the continuation and development of key customer and supplier relationships, disruptions or delays in our supply chain, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

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